Exhibit 3.2

AMENDMENT
TO THE
AMENDED AND RESTATED BYLAWS
OF
FEDERATED NATIONAL HOLDING COMPANY

Pursuant to Article X of the Amended and Restated Bylaws (the “Bylaws”) of Federated National Holding Company (the “Company”), the Bylaws are hereby amended as follows:

1.           Article II, Section 2 of the Bylaws is hereby deleted in its entirety and replaced as follows:

Section 2.            Special Meetings.  Except as otherwise required by law and subject to the rights of the holders of the Preferred Stock, special meetings of shareholders of the Company may be called only by (i) the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors, (ii) the Company’s Chief Executive Officer or (iii) holders of record who hold, in the aggregate, a net long position (as defined below) in shares representing at least twenty-five percent (25%) of the outstanding shares of the Company (the “Requisite Percentage”) at the time the special meeting is called and who continue to hold such Requisite Percentage through the date of such special meeting of the shareholders of the Company, subject to and in compliance with the procedures and other requirements as provided herein. Special meetings of shareholders may be held at such time and date, and at such place, within or without the State of Florida, as shall be designated by the Board of Directors and set forth in the notice of meeting required pursuant to Section 3 of this Article. Notwithstanding anything contained in these Bylaws to the contrary, this Article II, Section 2 shall not be altered, amended or repealed except by an affirmative vote of at least a majority of the outstanding shares of capital stock of the Company entitled to vote at a shareholders’ meeting duly called for such purpose. Only such business as is set forth in the notice of a special meeting may be transacted at such Special Meeting.

(a)    In order for a special meeting to be called upon shareholder request (“Shareholder Requested Special Meeting”), one or more requests for a special meeting (each, a “Special Meeting Request” and, collectively, the “Special Meeting Requests”), must be signed by Proposing Persons that have a combined Net Long Position of at least the Requisite Percentage. In determining whether a Shareholder Requested Special Meeting has been properly requested by Proposing Persons that have a combined Net Long Position of at least the Requisite Percentage, multiple Special Meeting Requests delivered to the Secretary will be considered together if  (i) each Special Meeting Request generally identifies the same purpose or purposes of the Shareholder Requested Special Meeting and generally the same matters proposed to be acted on at such meeting (in each case as determined in good faith by the Board of Directors), and (ii) such Special Meeting Requests have been dated and delivered to the Secretary within thirty (30) days of the earliest dated Special Meeting Request. Additionally, the Special Meeting Request(s) shall provide in reasonable detail, the following:

(1)    As to each Proposing Person, (w) the name and address of such Proposing Person (including, if applicable, the name and address as they appear on the Company’s books), (x) reasonable evidence demonstrating the Proposing Person’s Net Long Position, (y) a representation that such Proposing Person intends to hold a Net Long Position of at least the Requisite Percentage through the date of the Shareholder Requested Special Meeting, and (z) an acknowledgment by the Proposing Person that any reduction in such Proposing Person’s Net Long Position with respect to which a Special Meeting Request relates following the delivery of such Special Meeting Request to the Secretary shall constitute a revocation of such Special Meeting Request to the extent such reduction results in such Proposing Person(s) no longer owning, together with all other deemed Proposing Persons pursuant to this clause at least the Requisite Percentage (provided that the change of any right to acquire capital share into such capital share will not be considered a reduction);

(2)    As to the purpose or purposes of the Shareholder Requested Special Meeting, a reasonably brief statement of the purpose or purposes of the Shareholder Requested Special Meeting, the matter(s) proposed to be acted on at the Shareholder Requested Special Meeting and the reasons for conducting such business at the Shareholder Requested Special Meeting, and the text of any proposal or business to be considered at the Shareholder Requested Special Meeting (including the text of any resolutions proposed to be considered and, in the event that such business includes a proposal to amend the Articles of Incorporation or Bylaws, the language of the proposed amendment); and

(3)    To the extent not duplicative of the information called for by Article II, Section 2, the information as would be required by Article II, Section 10 of these Bylaws, including, without limitation, the information regarding any material interest of the Proposing Person in the matter(s) proposed to be acted on at the Shareholder Requested Special Meeting, all agreements, arrangements or understanding between or among any Proposing Person and any other record holder or beneficial owner of shares of any class or series of capital share of the Company, and all information required by Article III, Section 13 with respect to director nominations.

(4)    For purposes of this Article II, Section 2, the following terms shall have the following meanings:

“Proposing Person” shall mean (x) each shareholder that is a beneficial owner or record owner that signs a Special Meeting Request pursuant to Article II, Section 2, (y) the beneficial owner or beneficial owners, if different, on whose behalf such Special Meeting Request is made, and (z) any other person with whom such shareholder or such beneficial owner (or any of their respective associates or other participants in such solicitation) is acting. For clarity, a shareholder may act as a Proposing Person under a voting arrangement or agreement or a proxy from another person which affords the Proposing Person the right to vote or direct the vote of shares of common share of the Company held beneficially or of record by such other person.

“Net Long Position” shall be determined with respect to each Proposing Person in accordance with the definition thereof set forth in Rule 14e-4 under the Securities Exchange Act of 1934 (the “Exchange Act”), provided that (x) for purposes of such definition, in determining such Proposing Person’s “short position,” the reference in such Rule to “the date the tender offer is first publicly announced or otherwise made known by the bidder to the holders of the security to be acquired” shall be the date of the relevant Special Meeting Request and the reference to the “highest tender offer price or stated amount of the consideration offered for the subject security” shall refer to the closing sales price of the Company’s common share on the Nasdaq Share Market on such date (or, if such date is not a trading day, the next succeeding trading day) and (y) the net long position of such Proposing Person shall be reduced by the number of shares as to which such Proposing Person does not, or will not, have the right to vote or direct the vote at the special meeting of shareholders or as to which such Proposing Person has entered into any derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares. Whether the Proposing Person has complied with the requirements of this definition shall be determined in good faith by the Board, which determination shall be conclusive and binding on the Company and the shareholders.

(b)    Notwithstanding anything to the contrary in this Article II, Section 2:

(1)    The Secretary shall not accept, and shall consider ineffective, a Special Meeting Request if  (u) such Special Meeting Request does not comply with Article VII of the Company’s Articles of Incorporation and these Bylaws, or relates to an item of business that is not a proper subject for shareholder action under applicable law, (v) the Special Meeting Request is received by the Company during the period commencing one hundred twenty (120) days prior to the first anniversary of the date of the immediately preceding annual meeting of shareholders and ending on the date of the final adjournment of the next annual meeting of shareholders, (w) an identical or substantially similar item (a “Similar Item”) to that included in the Special Meeting Request was presented at any meeting of shareholders held within one (1) year prior to receipt by the Company of such Special Meeting Request, (x) a Similar Item, including the election or removal of directors, is already included in the Company’s notice as an item of business to be brought before a meeting of the shareholders that has been called but not yet held, (y) such Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Exchange Act, or other applicable law or (z) such Special Meeting Request is presented by a shareholder that has violated the reporting requirements of Section 13 of the Exchange Act. For purposes hereof, a Similar Item will not include the proposal for an election or removal of one or more directors, unless such proposal was presented at an annual meeting of the shareholders or special meeting of the shareholders which was held within one hundred twenty (120) days of the Secretary’s receipt of the Special Meeting Request.

(2)    Business transacted at any Shareholder Requested Special Meeting shall be limited to the purpose stated in the valid Special Meeting Request: provided however, that nothing shall prohibit the Board of Directors from submitting matters to the shareholders at any Shareholder Requested Special Meeting or other shareholder submitting nominations under Article III, Section 13 if such Shareholder Requested Special Meeting includes the election of directors.

(3)    Any Proposing Person may revoke a Special Meeting Request by written revocation delivered to, or mailed and received by, the Secretary at any time prior to the date of the Shareholder Requested Special Meeting. In the event any revocation(s) are received by the Secretary after the Secretary’s receipt of a valid Special Meeting Request(s) from Proposing Persons holding the Requisite Percentage or any Special Meeting Request is deemed to be revoked, and as a result of such revocation(s), there no longer are valid unrevoked Special Meeting Request(s) from Proposing Persons holding the Requisite Percentage, the Board of Directors shall have the discretion to determine whether or not to proceed with the Shareholder Requested Special Meeting.

(4)    Notwithstanding anything in these Bylaws to the contrary, the Secretary shall not be required to call a special meeting except in accordance with Article VIII of the Articles of Incorporation and this Article II, Section 2. In addition to the requirements of this Article II, Section 2, each Proposing Person shall comply with all requirements of applicable law, including all requirements of the Exchange Act, with respect to any Special Meeting Request.

(c)    In connection with a Shareholder Requested Special Meeting called in accordance with this Article II, Section 2, each Proposing Person that signed and delivered a Special Meeting Request shall further update and supplement the information previously provided to the Company in connection with such request, if necessary, so that the information provided or required to be provided in such request pursuant to this Article II, Section 2 shall be true and correct as of the record date for notice of the Shareholder Requested Special Meeting and as of the date that is ten (10) business days prior to the Shareholder Requested Special Meeting or any adjournment or postponement thereof. Such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Company not later than five (5) business days after the record date for notice of the special meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the special meeting or any adjournment or postponement thereof. As used herein, the term “business day” shall mean any day that is not a Saturday or Sunday or a day on which banks in the city of the Company’s principal place of business are required or permitted to close.

(d)    The Secretary shall cause notice to be given to the shareholders entitled to vote, in accordance with the provisions of Article II of these Bylaws, that a Shareholder Requested Special Meeting will be held not more than one hundred twenty (120) days after receipt of a Special Meeting Request properly made in accordance with Article VIII of the Articles of Incorporation and these Bylaws.

2.           Article II, Section 9 of the Bylaws is hereby deleted in its entirety and replaced as follows:

Section 9.            No Shareholder Action Without a Meeting.  Any action required or permitted to be taken by the shareholders of the Company shall be taken at a duly called annual or special meeting of such holders and may not be taken by any consent in writing by such holders. Notwithstanding anything contained in these Bylaws to the contrary, this Article II, Section 9 shall not be altered, amended or repealed except by an affirmative vote of at least a majority of the outstanding shares of capital stock of the Company entitled to vote at a shareholders’ meeting duly called for such purpose.

3.           Article II, Section 10 of the Bylaws is hereby deleted in its entirety and replaced as follows:

Section 10.          Advance Notice of Shareholder Proposed Business at Annual Meeting.  At an annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a shareholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. A shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business.

Notwithstanding anything in the Bylaws to the contrary, no business shall he conducted at the annual meeting except in accordance with the procedures set forth in this Article II, Section 10; provided, however, that nothing in this Article II, Section 10, shall be deemed to preclude discussion by any shareholder of any business properly brought before the annual meeting in accordance with said procedure.

The Chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Article II, Section 10, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

Notwithstanding anything contained in the Bylaws to the contrary, this Article II, Section 10 shall not be altered, amended or repealed except by an affirmative vote of at least a majority of the outstanding shares of capital stock of the Company entitled to vote thereon.

4.           Article III, Section 14 of the Bylaws is hereby deleted in its entirety and replaced as follows:

Section 14.          Amendments.  Notwithstanding anything contained in the Bylaws to the contrary, this Article III shall not be altered, amended or repealed except by an affirmative vote of at least a majority of the outstanding shares of capital stock of the Company entitled to vote thereon.

5.           Article X of the Bylaws is hereby deleted in its entirety and replaced as follows:

ARTICLE X
Amendment

The Board of Directors shall have the power to adopt, amend or repeal the Bylaws or any part hereof. Certain provisions of the Bylaws, as stated herein, may not be altered, amended or repealed except by the affirmative vote of at least a majority of the outstanding shares of capital stock of the Company entitled to vote at a shareholders’ meeting duly called for such purpose. Except for such provisions requiring a majority vote to alter, amend or repeal, the Bylaws may be altered, amended or repealed, and new bylaws may be adopted, by the shareholders upon the affirmative vote of at least a majority of the outstanding shares of capital stock of the Company entitled to vote at a shareholders’ meeting duly called for such purpose. Notwithstanding anything contained in these Bylaws to the contrary, this Article X shall not be altered, amended or repealed except by an affirmative vote of at least a majority of the outstanding shares of capital stock of the Company entitled to vote at a shareholders’ meeting duly called for such purpose.

6.           Effective Date.  This amendment shall be effective as of the date set forth below.

7.           Incorporation of Terms.  Each and all of the provisions of this amendment are hereby incorporated into the Bylaws, so that each and all of such provisions shall constitute a part of the Bylaws.  In the event of any conflict or inconsistency between the provisions of this amendment, on the one hand, and the provisions of the Bylaws, on the other hand, the provisions of this amendment shall be controlling.  Except as specifically modified herein, each and all of the terms and conditions of the Bylaws shall remain in full force and effect, unmodified in any way.

8.           Governing Law.  This Amendment shall be governed by and construed under the laws of the State of Florida.

IN WITNESS WHEREOF, the undersigned officer of the Company hereby certifies that this Amendment to the Amended and Restated Bylaws of Federated National Holding Company was duly adopted by the shareholders of the Company on September 13, 2016 and by Board of Directors of the Company on July 14, 2017.

FEDERATED NATIONAL HOLDING COMPANY

By:	/s/	Michael H. Braun

Name:		Michael H. Braun

Title:		Chief Executive Officer & President